Exhibit 1(a)

AMENDED

ARTICLES OF INCORPORATION

OF THE

PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

KNOW ALL MEN BY THESE PRESENTS:

That we, a majority of whom are residents of the Philippine Islands, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the Philippine Islands.

And we hereby certify as follows:

First. That the name of said corporation shall be the “PHILIPPINE LONG DISTANCE TELEPHONE COMPANY”.

Second. That the purposes for which said corporation is formed are to install, maintain, and operate plants, lines, instruments, cables, stations, exchanges, apparatus and any all kinds of equipment, or contrivances, for communications, and the transmission of messages, pictures, impressions, and signals, or any other means which may hereafter be used for communications in their stead; to install, maintain, operate, or lease, in whole, or in part, telephone lines and systems and all other systems and lines of communication, and to purchase, sell and deal in all kinds of apparatus and objects and products which may be advantageously combined with the building, installing and operation of those systems and lines and in general, to engage in any and all acts and business which may be necessary, or convenient, in the furtherance of such lines of communication and business.

Third. That the place where the principal office of the corporation is to be established, or located, is Metro Manila, Philippines. (As amended on December 10, 1999)

Fourth. That the term for which said corporation is to exist is fifty (50) years from and after the date of incorporation, and another term of fifty (50) years from and after November 28, 1978.

Fifth. That the names and residences of the incorporators of said corporation are as follows:

Name	Residence

Barreto, Alberto	Manila
Dankwerth, George	“
Fernandez, Ramon J.	“
La’O, Gabriel	“
Lord, Montague	“
Rodriguez, Celestino	Cebu
Smith, W. Z.	Manila
Stevenot, J. E. H.	“

Sixth. That the number of directors of said corporation shall be thirteen (13), and the names and residences of the directors of the corporation who are to serve until their successors are elected and qualified, as provided by the By-Laws, are as follows:

Name	Residence

Barreto, Alberto	Manila
Corcoran, John H.	San Francisco
Dankwerth, George	Manila
Fernandez, Ramon J.	Manila
Halsey, Theodore Vail	San Francisco
Petty, George J.	“
Powell, Thos. N.	Iloilo
Rama, Esteban dela	Iloilo
Rodriguez, Celestino	Cebu
Smith, W. Z.	Manila
Stevenot, J. E. H.	“

(As amended on December 10, 1999)

Seventh. That the capital stock of said corporation is Nine Billion Three Hundred Ninety Five Million Pesos (P9,395,000,000) and said capital stock is divided into two classes consisting of (A) Preferred Capital Stock sub-classified into: One Hundred Fifty Million (150,000,000) shares of Voting Preferred Stock of the par value of One Peso (P1.00) each and Eight Hundred Seven Million Five Hundred Thousand (807,500,000) shares of Non-Voting Serial Preferred Stock of the par value of Ten Pesos (P10.00) each, and (B) Two Hundred Thirty Four Million (234,000,000) shares of Common Capital Stock of the par value of Five Pesos (P5.00) each.

The shares of Voting Preferred Stock may be issued, owned, or transferred only to or by:

(a)	a citizen of the Philippines or a domestic partnership or association wholly-owned by citizens of the Philippines;

(b)	a corporation organized under the laws of the Philippines of which at least sixty percent (60%) of the capital stock entitled to vote is owned and held by citizens of the Philippines and at least sixty percent (60%) of the Board of Directors of such corporation are citizens of the Philippines; and

(c)	a trustee of funds for pension or other employee retirement or separation benefits, where the trustee qualifies under paragraphs (a) and (b) above and at least sixty percent (60%) of the funds accrue to the benefit of citizens of the Philippines.

(As amended on November 21, 1995, December 10, 1999 and March 22, 2012)

The Board of Directors shall have full power and authority to authorize (whether by adoption of amendments to the By-Laws of said corporation or of resolutions, the promulgation of rules or regulations or otherwise) the taking by said corporation of all such action, and said corporation shall have full power and authority to take all such action, as the Board of Directors may deem necessary or appropriate to insure compliance by said corporation with any applicable provision of the Constitution of the Republic of the Philippines or any other applicable law, treaty, rule or regulation relating to the ownership of securities of said corporation by citizens of the Philippines, aliens or other persons or group of persons which action may include (but shall not be required to include or be limited to) (i) postponing for such period of time as shall be approved by the Board of Directors, or prohibiting, the recordation on the books of said corporation of any proposed transfer of any securities; (ii) purchasing outstanding securities of said corporation in the open market, in private transactions or otherwise at such price or prices as shall be approved by the Board of Directors; (iii) issuing and/or selling for such consideration as shall be approved by the Board of Directors (a) authorized but unissued securities of said corporation which have not been otherwise reserved or set aside for issuance or (b) authorized and previously issued securities of said corporation which have not been reacquired by, and deposited in the treasury of said corporation; (iv) identifying and/or classifying by means of a legend or otherwise certificates representing any securities of said corporation as “domestic” or “foreign”, or utilizing such other designation or legend as shall be approved by the Board of Directors; (v) maintaining separate transfer records for securities of said corporation held by citizens of the Philippines, aliens or such other persons or groups of persons as shall be approved by the Board of Directors; and (vi) requiring, as a condition to the recordation on the books of said corporation of any issuance or transfer of any of its securities, information satisfactory to the Board of Directors regarding the citizenship or residence of the person to whom it is proposed to issue or transfer its securities.

The following is a statement of the preferences, qualifications, limitations, restrictions and the relative or special rights in respect of each class of the capital stock of the corporation.

A.	Preferred Capital Stock

1. Shares of each sub-class of Preferred Capital Stock may be issued from time to time in one or more series as the Board of Directors may determine, and authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article Seventh, to establish and designate series of each sub-class of Preferred Capital Stock and to fix the number of shares to be included in each such series and the relative rights, preferences and limitations of the shares of each such series. To the extent not set forth in this Articles Seventh, the terms of each such series shall be specified in the resolution or resolutions adopted by the Board of Directors pursuant to the authority hereinbefore granted providing for the issuance of such shares, which resolution or resolutions shall be recorded with Philippine Securities and Exchange Commission and thereupon be deemed a part of these Articles of Incorporation. Without limiting the generality of the foregoing, the authority of the Board of Directors shall include the determination, which respect to each series of Preferred Capital Stock, of the following:

(a) the number of shares to constitute such series and the distinctive designations thereof;

(b) the dividend rate, if any, on the shares of such series (which, if and to the extent the Board of Directors, in its sole discretion, shall deem appropriate under the circumstances, shall be fixed considering the rate of return on similar securities at the time of issuance of such shares), the terms and conditions upon which and the periods with respect to which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(c) whether or not the shares of such series shall be redeemable, the limitations with respect to such redemptions, the time or times when and the manner in which such shares shall be redeemable (including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed) and the price or prices at which such shares shall be redeemable, which may not be less than (i) the par value thereof plus (ii) accrued and unpaid dividends thereon, nor more than (i) 110% of the par value thereof plus (ii) accrued and unpaid dividends thereon;

(d) whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(e) the rights to which the holders of shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and if voluntary, may vary at different dates, provided, however, that the amount which the holders of shares of such series shall be entitled to receive in the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation shall not be more than (i) 110% of the par value of such shares plus (ii) accrued and unpaid dividends thereon, nor less than (i) the par value thereof plus (ii) accrued and unpaid dividends thereon;

(f) whether or not the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or any other series of the same class, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion and exchange and the method, if any, of adjusting the same, and any other terms or conditions of such conversion or exchange;

(g) the status of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to the corporation on conversion or exchange; and

(h) any other rights, preferences or limitations of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation.

2. All shares of Preferred Capital Stock shall be of equal rank, preference and priority and shall be identical in all respects regardless of series, except as to voting rights and other terms which may be specified by the Board of Directors pursuant to the provisions of subdivision 1 of this Paragraph A.

3. The holders of shares of Preferred Capital Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, preferential cash dividends at the rate, under the terms and conditions, for the periods and on the dates fixed by the resolution or resolutions of the Board of Directors, pursuant to authority hereinbefore granted in this Paragraph A for each series, and no more, before any dividends on the Common Capital Stock (other than dividends payable in Common Capital Stock) shall be paid or set apart for payment with respect to the same dividend period.

All shares of Preferred Capital Stock of all series shall be of equal rank, preference and priority as to dividends irrespective of whether or not the rates of dividends to which the same shall be entitled shall be the same and, when the stated dividends are not paid in full, the shares of all series of Preferred Capital Stock shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, provided, however, that any two or more series of Preferred Capital Stock may differ from each other as to the existence and extent of the right to cumulative dividends as aforesaid.

4. In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, the holders of the shares of each series of Preferred Capital Stock then outstanding shall be entitled to receive out of the net assets of the corporation the amount per share fixed by the resolution or resolutions of the Board of Directors to be received by the holders of shares of each such series on such voluntary or involuntary liquidation, dissolution, distribution of assets or winding up, as the case may be, together with all dividends (whether or not earned) accrued or in arrears, for every share of their holdings of Preferred Capital Stock, before any distribution or payment shall be made to the holders of the Common Capital Stock, and shall be entitled to no other or further distribution.

All shares of Preferred Capital Stock of all series shall be of equal rank, preference and priority as to the net assets of the corporation or proceeds thereof to which the same shall be entitled upon voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation. If, upon any liquidation, dissolution, distribution of assets or winding up, as the case may be, the net assets of the corporation or proceeds thereof distributable among the holders of the shares of Preferred Capital Stock of all series shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amount which would be payable if all amounts payable thereon were paid in full.

For the purposes of this subdivision 4 neither the consolidation nor merger of the corporation with or into any other corporation, nor any sale, lease, exchange or conveyance of all or any part of the property, assets or business of the corporation shall be deemed to be a liquidation, dissolution, distribution of assets or winding up of the corporation within the meaning of the provisions of this Article Seventh, unless the Board of Directors of the corporation elects to treat such transaction as a liquidation, dissolution, distribution of assets or winding up of the corporation.

5. The holders of shares of Voting Preferred Stock shall have voting rights at any meeting of the stockholders of the corporation for the election of directors and for all other purposes, with one vote in respect of each share of Voting Preferred Stock. Except as otherwise provided by law or as otherwise specifically provided in this subdivision 5, the holders of shares of Non-Voting Serial Preferred Stock shall not be entitled to vote at any meeting of the stockholders for the election of directors or for any other purpose or otherwise to participate in any action taken by the corporation or its stockholders, or to receive notice of any meeting of stockholders.

The corporation shall not, by an amendment to the Articles of Incorporation, or by merger or consolidation or in any other manner, change the rights, designations, preferences or other special rights of any series of Preferred Capital Stock, or the qualifications, limitations and restrictions thereof, in any respect prejudicial to the holders of such series of Preferred Capital Stock without the affirmative vote of the holders of at least a majority of the outstanding shares of such series of Preferred Capital Stock; provided, however, that without such vote the corporation may (i) increase the authorized number of shares of Preferred Capital Stock or of any series thereof, or (ii) authorize classes of shares ranking on a parity with Preferred Capital Stock in right of payment of dividends or upon voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation.

6. Shares of Preferred Capital Stock may be issued and sold by the corporation for such lawful consideration not less than the par value thereof as the Board of Directors shall determine. The ownership of shares of Preferred Capital Stock shall not entitle the owner thereof to any right (other than such right, if any, as the Board of Directors in its discretion may from time to time grant) to subscribe for or to purchase or to have offered to him for subscription or purchase any shares of any class of stock or other securities of the corporation.

(As amended on March 22, 2012)

B.	Common Capital Stock

1.	After the requirements with respect to preferential dividends on the Preferred Capital Stock shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as purchase, retirement or sinking funds, then and not otherwise the holders of shares of Common Capital Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor.

2.	After distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Capital Stock in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, the holders of shares of Common Capital Stock shall be entitled to receive all the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of the Common Capital Stock held by them, respectively.

3.	The holders of shares of Common Capital Stock shall have the right to vote for the election of directors and any and all matters voted upon by the stockholders. Each holder of shares of Common Capital Stock shall have one vote in respect of each share of such stock held by him.

4.	The ownership of shares of Common Capital Stock shall not entitle the owner thereof to any right (other than such right, if any, as the Board of Directors in its discretion may from time to time grant) to subscribe for or to purchase or to have offered to him for subscription or purchase (a) any issue of shares of any class of preferred stock of the corporation, (b) any issue of up to 12,198,462 shares of common capital stock, for cash, to NTT Communications Corporation (or a subsidiary thereof) as a strategic investor in the Corporation, and (c) any issue of up to 1,289,745 shares of common capital stock pursuant to the Executive Stock Option Plan which was approved by the Board of Directors on April 27, 1999.

(As amended on December 10, 1999 and March 22, 2012)

Eight. That the amount of said capital stock which has been actually subscribed is Two Hundred Thousand Pesos (P200,000.00), and the following persons have subscribed for the number of shares and amount of capital stock set out after their respective names:

Name	Residence	Number of Shares	Amount Subscribed
Barreto, Alberto	Manila	1	P	100.00
Corcoran, John H.	San Francisco	400		40,000.00
Dankwerth, George	Manila	50		5,000.00
Fernandez, Ramon J.	“	100		10,000.00
Halsey, Theodore Vail	San Francisco	503		50,300.00
La’O, Gabriel	Manila	10		1,000.00
Lord, Montague	“	100		10,000.00
Petty, George J.	San Francisco	400		40,000.00
Powell, Thos. N.	Iloilo	10		1,000.00
Rama, Esteban dela	“	1		100.00
Rodriguez, Celestino	Cebu	25		2,500.00
Smith, W. Z.	Manila	100		10,000.00
Stevenot, J. E. H.	“	300		30,000.00
	Total	2,000	P	200,000.00

Ninth. That the following persons have paid on the shares of capital stock for which they have subscribed, the amount set out after their respective names:

Names	Residence	Amount Paid on Subscription
Barreto, Alberto	Manila	P	25.00
Corcoran, John H.	San Francisco		10,000.00
Dankwerth, George	Manila		1,250.00
Fernandez, Ramon J.	Manila		2,500.00
Halsey, Theodore Vail	San Francisco		12,575.00
La’O, Gabriel	Manila		250.00
Lord, Montague	Manila		2,500.00
Petty, George J.	San Francisco		10,000.00
Powell, Thos. N.	Iloilo		250.00
Rama, Esteban dela	Iloilo		25.00
Rodriguez, Celestino	Cebu		625.00
Smith, W. Z.	Manila		2,500.00
Stevenot, J. E. H.	Manila		7,500.00

		P	50,000.00

Tenth. That Montague Lord has been elected by the subscribers as Treasurer of the corporation, to act as such until his successor is duly elected and qualified in accordance with the By-Laws, and as such Treasurer he has been authorized to receive for the corporation and to receipt in its name for all subscriptions paid in by said subscribers.

Eleventh. That the starting point of the telephone system of the Philippine Long Distance Telephone Company is to be at the Central Toll Office in the City of Manila. The lines will run from the said City of Manila to the City of Baguio, thru the Provinces of Rizal, Bulacan, Pampanga, Tarlac, Pangasinan and Benguet, and from Manila to the Cities of Cebu and Iloilo and such lines and circuits are to be extended as the business so warrants to all of the progressive municipalities throughout the Philippine Islands and other countries. One terminus of the lines is to be established in the Toll Office, or local Exchange, and the other terminus is to be located in the various Toll Centers, Toll Stations, or subscribers’ telephone station. The estimated length of the lines covered by the initial project is over three hundred (300) kilometers.

The construction materials to be used consist, in part, of open wire, lead covered aerial and underground cables, cable terminals, wood and reinforced concrete poles, porcelain and glass insulators, pins and crossarms, automatic, local and common battery telephones, local exchange and toll switchboards, and such other kinds and types of apparatus and equipment as may be convenient and necessary. Long distance telephone lines and circuits are to be built and operated between said provinces and municipalities and such other additional ones as the Public Service Commission, the public needs, and the convenience of the corporation may later require and approve.

In Witness Whereof, we have hereunto set our hands and seal this 19th day of November, A.D. 1928.

(SGD.) Alberto Barreto (SGD.) Geo C. Dankwerth (SGD.) R. J. Fernandez (SGD.) Gabriel La’O (SGD.) Montague Lord (SGD.) Celestino Rodriguez (SGD.) W. Z. Smith (SGD.) J. E. H. Stevenot

(NOTARIAL SEAL)

Signed and sealed in the

Presence of:

(SGD.) Illegible

           (Witness)

(SGD.) Canuto Ducusin

           (Witness)

United States of America	)
Philippine Islands	)	s.s.
City of Manila	)

Before me, the undersigned, a Notary Public in and for the City of Manila, Philippine Islands, came the following persons, who are personally known to me to be the same persons who executed the foregoing instrument and they acknowledged to me that they executed the same as their free and voluntary act and deed and exhibited to me their cedula certificates as follows:

	Cedula No.		Issued at

Barreto, Alberto	F-	9	Manila	January 14th, 1928
Dankwerth, George	F-	5205	“	January 3rd, 1928
Fernandez, Ramon J.	F-	600	“	January 3rd, 1928
La’O, Gabriel	F-	26809	“	February 3rd, 1928
Lord, Montague	F-	5116	“	January 3rd, 1928
Rodriguez, Celestino	F-	1112770	Cebu	January 3rd, 1928
Smith, W. Z.	F-	36	Manila	January 3rd, 1928
Stevenot, J. E. H.	F-	1319542	Iloilo	January 4th, 1928

			(Sgd.) Marcelo P. Karaan Notary Public My Commission expires December 31st, 1928

(NOTARIAL SEAL)

Doc. No. 679

Page No. 77

Book No. IV

Series of 1928.